Alight Names Dave Guilmette as Chief Executive Officer

Dave Guilmette appointed as Chief Executive Officer, maintains role on Board of Directors as Vice Chair

Company reiterates 2024 second half business outlook

CHICAGO IL -- August 26, 2024 -- Alight, Inc. (NYSE: ALIT) (the "Company”), a leading cloud-based human capital technology and services provider, today announced that the Company's Board of Directors (the “Board”) recently appointed Dave Guilmette as Chief Executive Officer. In addition, Guilmette will continue as Vice Chair of the Board.

As part of the Company's previously disclosed succession plan, Stephan Scholl has stepped down as Alight's CEO and member of the Board. He will remain with the company as an advisor for six months and continue to help advance the company’s strategic initiatives.

Guilmette is a highly accomplished leader in the healthcare and benefits industry who has served on Alight’s Board since May 2024. The former CEO of Global Health Solutions, a multi-billion dollar division of Aon, Guilmette has a strong track record of driving growth and profitability. He brings significant expertise across innovation, large-scale solution development, commercial partnerships and M&A.

Chair of the Board William P. Foley, II, said, "Dave’s success in the industry and his intimacy within the all-important payer, provider, enterprise employer and insurer networks make him the right leader to guide Alight as it moves forward as a simplified platform company. Dave is a highly engaged director who already works closely with our executive management team, so he will hit the ground running in the CEO role and support a seamless transition for the team and clients.”

Foley continued, “As we discussed when we released our second quarter financial results, the Board has been focused on succession planning for months. Today's announcement is the result of that work, and we are confident in Dave's ability to jumpstart Alight’s next chapter following the completion of significant milestones including the technology transformation and divestiture of the Payroll & Professional Services business. On behalf of the Board, I look forward to working closely with Dave and thank Stephan for his tireless efforts in setting the vision for Alight’s future.”

“I am honored to lead Alight at this pivotal time,” said CEO Dave Guilmette. “Our technology transformation and recent divestiture have laid the groundwork for us to emerge as a much stronger company with a significantly improved financial profile. I know Alight’s colleagues are intensely focused and inspired by the opportunity to partner with our clients to deliver success for them and their people. Working closely with our executive team and Board of Directors, I already see many opportunities for us to move even faster in addressing these evolving client needs and reorienting around technology-rich services that enhance our competitiveness and deliver even more value for Alight’s clients.”

“I am proud of what we have accomplished during my time with Alight,” said Scholl. “We have transformed Alight into a simpler, more capital efficient company better equipped to serve our clients’ needs. I want to thank our employees for their dedication, and I wish Dave and the leadership team all the best.”

In conjunction with his appointment, Guilmette stepped down from the Board's Audit Committee. With Scholl's departure, the Board will now consist of 10 rather than 11 directors. In addition, the Company reiterated its 2024 second half business outlook.

About Dave Guilmette

Dave Guilmette previously served as CEO of Global Health Solutions, a multi-billion-dollar division of Aon, driving significant growth and profitability during his tenure. He then served as a Strategic Advisor at Global Health Solutions, advising the CEO across innovation, large scale solution development, commercial partnerships, and M&A strategy before retiring from Aon earlier this year. Previous to his leadership roles at Aon, he spent nearly a decade at Cigna, serving as President of the Global Employer Segment and Private Exchanges and 20 years at Towers Perrin (Willis Towers Watson) in leadership roles including serving as Managing Director of the global Health and Welfare business. Guilmette has served as a board member of Cigna Ventures and several non-profit organizations.

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations. Through the administration of employee benefits, Alight powers confident health, wealth, leaves and wellbeing decisions for 35 million people and dependents. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

Forward-looking statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our management and director succession plans and statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks described under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on February 29, 2024, and in the Quarterly Report on Form 10-Q filed with the SEC on May 8, 2024, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Investors:

Jeremy Cohen
investor.relations@alight.com

Media:

Mariana Fischbach
mariana.fischbach@alight.com